Exhibit 99.1
For Immediate Release

CNO Financial Group Announces Commencement of
$425 Million Senior Notes Offering

CARMEL, Ind., May 28, 2019 - CNO Financial Group, Inc. (NYSE: CNO) announced today the commencement of its registered public offering, subject to market and other conditions, of $425 million of senior unsecured notes maturing in 2029 (the "Notes").

CNO intends to use the net proceeds of the offering of the Notes, together with cash on hand, to (i) repay all amounts outstanding under its existing revolving credit facility, (ii) redeem all of its outstanding 4.500% Senior Notes due 2020 and (iii) pay fees and expenses related to the foregoing.

Goldman Sachs & Co. LLC, Barclays, KeyBanc Capital Markets and RBC Capital Markets are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to CNO's shelf registration statement, which is available online at www.sec.gov.  A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission, and may be obtained online at www.sec.gov  or from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; Barclays Capital Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com; KeyBanc Capital Markets Inc., Attention: Debt Syndicate, 127 Public Square, Cleveland, OH 44114 or by phone at (866) 227-6479 and RBC Capital Markets, LLC, Attention: Leveraged Capital Markets, 200 Vesey Street, 8th Floor New York, New York 10281, or by phone at (877)280-1299.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company, and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.

For further information: (News Media) Valerie Dolenga +1.312.396.7688 or (Investors) Jennifer Childe +1.312.396.7755

-###-